As filed with the Securities and Exchange Commission Via EDGAR

                                                        Registration No. _______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1993

                               EP MEDSYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

              New Jersey                                  22-3212190
     (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                    Identification No.)

       100 Stierli Court, Mount Arlington, New Jersey 07856 (973) 398-2800 (Address including zip code and telephone number, including area code of
                   Registrant's Principal Executive Offices)

                               EP MEDSYSTEMS, INC.
                          1995 LONG TERM INCENTIVE PLAN
                            1995 DIRECTOR OPTION PLAN
                            (Full title of the plan)

                           Stanley U. North III, Esq.
                Sills Cummis Radin Tischman Epstein & Gross, P.A.
                              One Riverfront Plaza
                            Newark, New Jersey 07102
                                 (973) 643-7000

        (Name, address including zip code and telephone number, including area code, of agent for service)

                         Calculation Of Registration Fee

=======================================================================================================================
Title of securities to be    Amount to be       Proposed maximum           Proposed maximum      Amount of registration
      registered             registered     offering price per unit(1)  aggregate offering price          fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par          1,314,560             $6.00                    $11,292,781               $2,082.26
      par  value
=======================================================================================================================

(1) Estimated, pursuant to Rule 457(h), solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

            This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3. The Form S-8 portion of this Registration Statement will be used for offers of Common Stock of the Registrant pursuant to the Registrant's 1995 Long Term Incentive Plan (the "Incentive Plan"), the 1995 Director Option Plan (the "Director Plan") and certain other stand alone non-qualified stock options issued to directors, scientific committee members and key employees. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and will be used for reofferings or resales of Common Stock to be acquired by the class of persons named therein pursuant to the Incentive Plan or the Director Plan. A cross reference sheet is provided for such prospectus.

                               EP MEDSYSTEMS, INC.

                                -----------------

                              Cross-Reference Sheet
                    Pursuant to Item 501(b) of Regulation S-K

      Form S-3 Item and Heading                       Location in Prospectus
      -------------------------                       ----------------------

I.    Forepart of Registration Statement and          Front Cover Page
      Outside Front Cover Page of Prospectus

II.   Inside Front and Outside Back Cover Pages       Inside Front Cover Page
      of Prospectus

III.  Summary Information, Risk Factors and           The Company
      Ratio of Earnings to Fixed Charges

IV.   Use of Proceeds                                 Not applicable

V.    Determination of Offering Price                 Not applicable

VI.   Dilution                                        Not applicable

VII.  Selling Security Holders                        Selling Shareholders

VIII. Plan of Distribution                            Plan of Distribution

IX.   Description of Securities to be Registered      Not applicable

X.    Interests of Named Experts and Counsel          Legal Matters; Experts

XI.   Material Changes                                Not applicable

XII.  Incorporation of Certain Information by         Incorporation of Certain
      Reference                                       Documents by Reference

XIII. Disclosure of Commission Position on            Indemnification
      Indemnification for Securities Act
      Liabilities

PROSPECTUS

                               EP MEDSYSTEMS, INC.

                        1,314,560 Shares of Common Stock
                  (no par value, $.001 stated value per share)

      This Prospectus relates to the offer and sale of shares of Common Stock of EP MEDSYSTEMS, INC.(the "Company"), no par value, $.001 stated per share (the "Common Stock"), which may be offered hereby from time to time by any and/or all of the selling shareholders as described herein (the "Selling Shareholders") for their own benefit. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such Selling Shareholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

      All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the National Association of Securities Dealers Automated Quotation (NASDAQ) national market system, or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the Selling Shareholders.

      The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

      The Common Stock of the Company is listed on the NASDAQ National Market System under the symbol EPMD. On April 10, 2000 the last reported closing price of the Company's Common Stock on the NASDAQ National Market System was $5.9375.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company or in any other information contained herein since the date of the Prospectus.

The date of this Prospectus is April 11, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information..........................................................3

Incorporation of Certain Documents By Reference................................3

The Company....................................................................4

Selling Shareholders...........................................................4

Plan of Distribution...........................................................5

Legal Matters..................................................................5

Experts........................................................................5

Indemnification................................................................6

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other such information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC, located at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or from the SEC's website at http://www.sec.gov.

      In addition, the Company's Common Stock is listed on the NASDAQ National Market System and similar information concerning the Company can be inspected and copied at the National Association of Securities Dealers offices at its Corporate Financing Department, Executive Office, 1735 K Street, N.W., Washington, D.C.

      This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which may be inspected at or obtained at prescribed rates from the Public Reference Section of the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the SEC are incorporated hereby by reference:

      A. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 filed pursuant to Section 13(a) of the Exchange Act.

      B. The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, filed pursuant to Section 13(a) of the Exchange Act.

      C. The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, filed pursuant to Section 13(a) of the Exchange Act.

      D. The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, filed pursuant to Section 13(a) of the Exchange Act.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all such securities offered hereby have been sold or which deregisters all securities then remaining to be sold shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to EP MEDSYSTEMS, Inc., 100 Stierli Court, Mount Arlington, New Jersey 07856, attn. Joseph M. Turner.

                                   THE COMPANY

      The Corporation was incorporated in the state of New Jersey in 1993. The executive offices of EP MEDSYSTEMS, Inc. are at 100 Stierli Court, Mount Arlington, New Jersey 07856, and its telephone number is (973) 398-2800.

                              SELLING SHAREHOLDERS

      The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Shareholders of the Company who may acquire such shares granted pursuant to the terms of the Company's 1995 Long Term Incentive Plan (the "Incentive Plan"), 1995 Director Option Plan (the "Director Plan") and certain other stand alone Non-Qualified Stock Options issued to Directors, Scientific Committee members and key employees. The Selling Shareholders include John Barbaro. These persons will be named by a post-effective amendment hereto or by a prospectus supplement filed pursuant to Rule 424(c) under the Securities Act.

                              PLAN OF DISTRIBUTION

      Any shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Shareholders for their own accounts and they will receive all proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares which may be offered hereby. The Selling Shareholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Prospectus, but, if and when shares are sold, it is anticipated that the shares will be sold from time to time primarily in transactions on the NASDAQ National Market System at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise, at prices related to such prevailing market price or otherwise. If shares of Common Stock are sold through brokers, the Selling Shareholders may pay customary brokerage commissions and charges. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      There can be no assurances that the Selling Shareholders will sell any or all of the shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Sills Cummis Radin Tischman Epstein & Gross, P.A., Newark, New Jersey.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10 KSB of EP Med Systems, Inc. for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

      The Company's Certificate of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the New Jersey Business Corporation Act, as it is now or hereafter may be in effect, indemnify a director, officer or other agent of the Company against his liabilities in connection with any proceeding by or in the right of the Company to procure a judgment in its favor which involves such person by reason of his being or having been such officer, director or other agent; provided, however, that no indemnification shall be made to or on behalf of the Company if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his loyalty to the Company or its shareholders,
(b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

      The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and/or officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Documents Incorporated By Reference

      EP MEDSYSTEMS, Inc. (the "Company") hereby incorporates by reference into this Registration Statement the following documents which have been filed by the Company with the Securities and Exchange Commission (the "SEC"):

            (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed pursuant to Section 13(a) of the of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, filed pursuant to Section 13(a) of the Exchange Act.

            (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, filed pursuant to Section 13(a) of the Exchange Act.

            (d) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, filed pursuant to Section 13(a) of the Exchange Act.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

            Not applicable.

Item 5. Interests of Named Experts and Counsel.

            Not applicable.

Item 6. Indemnification of Directors and Officers

      The Company's Certificate of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the New Jersey Business Corporation Act, as it is now or hereafter may be in effect, indemnify a director, officer or other agent of the Company against his liabilities in connection with any proceeding by or in the right of the Company to procure a judgment in its favor which involves such person by reason of his being or having been such officer, director or other agent; provided, however, that no indemnification shall be made to or on behalf of the Company if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his loyalty to the Company or its shareholders,
(b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

      The Company currently maintains policies of insurance under which the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors and/or officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

            Not Applicable.

Item 8. Exhibits

Exhibit Number                      Exhibit

     4.1 EP MedSystems, Inc. 1995 Long Term Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company's Registration Statement on Form SB-2 and Amendments 1 and 2 thereto) as amended by the First Amendment (incorporated by reference to the Company's
                        Schedule 14A filed September 30, 1997) and as amended by the Second Amendment (incorporated by reference to the Company's Schedule 14A filed October 14, 1999)

     4.2 EP MedSystems, Inc. 1995 Director Option Plan (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form SB-2 and Amendments Nol 1 and 2 thereto)

     4.3                Form of Long Term Incentive Plan Award Agreement.

     4.4                Form of Director Option Award Agreement.

     5.1 Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A. as to Legality

     23.1 Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A. (included in Exhibit 5.1)

     23.2               Consent of PricewaterhouseCoopers LLP

     24 Powers of Attorney (included in the signature pages of this Registration Statement)

Item 9. Undertakings

      The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, post-effective amendments to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each such post-effective amendment, and each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Arlington, New Jersey, on the 11th day of April, 2000.

                                           EP MEDSYSTEMS, INC.

                                           By: /s/ Joseph M. Turner
                                               ---------------------------------
                                               Joseph M. Turner
                                               Chief Financial Officer and
                                               Secretary

                               POWERS OF ATTORNEY

      Each person whose signature appears below hereby authorizes and appoints Joseph M. Turner his true and lawful attorney-in-fact, to sign and file on his behalf individually and in each such capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, as fully as such person could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

          Signature                                             Date
          ---------                                             ----


/s/       David A. Jenkins                                      April 11, 2000
          --------------------------------------------
          David A. Jenkins, Chairman, President and
          Chief Executive Officer
          (Principal Executive Officer)


/s/       Joseph M. Turner                                      April 11, 2000
          --------------------------------------------
          Joseph M. Turner, Chief Financial Officer
          and Secretary (Principal Accounting Officer)


/s/       David W. Mortara, Ph.D.                               April 11,2000
          --------------------------------------------
          David W. Mortara, Ph.D.
          Director


/s/       Darryl D. Fry                                         April 12, 2000
          --------------------------------------------
          Darryl D. Fry
          Director


/s/       John E. Underwood                                     April 11, 2000
          --------------------------------------------
          John E. Underwood
          Director

                                  EXHIBIT INDEX

EXHIBIT
NO.                     CAPTION
-------                 -------

4.1 EP MEDSYSTEMS, Inc. 1995 Long Term Incentive Plan (incorporated by reference to Exhibit 10.9 of the Company's Registration Statement on Form SB-2 and Amendments 1 and 2 thereto) as amended by the First Amendment (incorporated by reference to the Company's
                        Schedule 14A filed September 30, 1997) and as amended by the Second Amendment (incorporated by reference to the Company's Schedule 14A filed October 14, 1999)

4.2 EP MedSystems, Inc. 1995 Director Option Plan (incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form SB-2 and Amendments No 1 and 2 thereto)

4.3                     Form of Long Term Incentive Plan Award Agreement.

4.4                     Form of Director Option Plan Award Agreement.

5.1                     Opinion of Sills Cummis Radin Tischman Epstein & Gross,
                        P.A. as to Legality

23.1 Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A. (included in Exhibit 5.1)

23.2                    Consent of PricewaterhouseCoopers LLP

24 Powers of Attorney (included in the signature pages of this Registration Statement)